Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alector, Inc.

(Exact name of registrant as specified in its charter)

Table 1 — Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2019 Equity Incentive Plan	Other	5,518,129	$1.98	$10,925,895.42	$0.0001381	$1,508.86
(2)	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2019 Employee Stock Purchase Plan	Other	591,397	$1.69	$999,460.93	$0.0001381	$138.02
	Total Offering Amounts					$11,925,356.35		$1,646.88
	Total Fee Offsets							—
	Net Fee Due							$1,646.88

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. The amount registered represents an automatic increase of 5,518,129 shares to the number of shares of common stock reserved for issuance pursuant to future awards under the 2019 Plan, which annual increase is provided for in the 2019 Plan. The proposed maximum offer price is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.98 per share, which is the average of the high and low prices of common stock, as reported on the Nasdaq Global Select Market, on February 20, 2026.

(2)

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock. The amount registered represents an automatic increase of 591,397 shares to the number of shares of common stock reserved for issuance under the 2019 ESPP, which annual increase is provided for in the 2019 ESPP. The proposed maximum offer price is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $1.98 per share, which is the average of the high and low prices of common stock, as reported on the Nasdaq Global Select Market, on February 20, 2026. Pursuant to the 2019 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date.